Exhibit 99.1

NewLink Genetics to Present Data at the AACR 2014 Annual Meeting

Ames, IA - March 25, 2014 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutics to improve treatment options for patients with cancer, today announced that two poster presentations highlighting its IDO (indoleamine-(2,3)-dioxygenase) pathway inhibitor programs, will be presented at the upcoming American Association of Cancer Research (AACR) meeting which will take place April 5-9, 2014 in San Diego, CA.
Details of the poster presentations at AACR:

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(Abstract #1633 ): Monday Apr 7, 2014, 8:00 a.m. - 12:00 p.m. PT, Title: “Novel specific- and dual- tryptophan-2,3-dioxygenase (TDO) and indoleamine-2,3-dioxygenase (IDO) inhibitors for tumor immunotherapy,” Mario R. Mautino et al., NewLink Genetics, Category: Chemistry 2, Session: Small Molecule Design, Identification, and Optimization 1, Location: Hall A-E, Poster Section 27

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(Abstract #5023 ): Wednesday Apr 9, 2014, 8:00 a.m. - 12:00 p.m. PT, Title: “Synergistic antitumor effects of combinatorial immune checkpoint inhibition with anti-PD-1/PD-L antibodies and the IDO pathway inhibitors NLG-919 and indoximod in the context of active immunotherapy,” Mario R. Mautino et al., NewLink Genetics, Category: Immunology 11, Session: Immune Checkpoint Inhibition, Location: Hall A-E, Poster Section 10

About NewLink Genetics IDO Pathway Inhibitors
NewLink is developing two distinct IDO (indoleamine-(2,3)-dioxygenase) pathway inhibitor product candidates, indoximod and NLG919, with different and potentially complementary mechanisms of action. IDO pathway inhibitors represent a key class of immune checkpoint inhibitors that are regarded as potential breakthrough approaches to cancer therapy. These small molecule drug candidates are designed to counteract immunosuppressive effects of the IDO pathway, a fundamental mechanism regulating immune response. In many different cancers, IDO can be overexpressed directly either on cancer cells or by antigen presenting cells in the tumor microenvironment, representing a substantial drug development opportunity. When IDO is expressed by developing cancers, IDO pathway activity creates an immunosuppressive environment that shifts the immune response from anti-cancer to cancer tolerance. Multiple elements of the immune system are affected by this shift, including T-cells, regulatory T-cells, and dendritic cells, resulting in the survival of malignant cells that might otherwise be recognized and attacked by the immune system. Inhibiting the IDO pathway reprograms the immune response from tolerance back to an active anti-cancer response.
NewLink has an active drug discovery program focused on the IDO pathway. NewLink’s most advanced IDO pathway inhibitor, indoximod, is in multiple Phase 1 and Phase 2 clinical trials for the treatment of patients with breast, prostate, pancreas, melanoma and brain cancers. Additionally, NLG919 is currently in Phase 1 clinical development in patients with recurrent advanced solid tumors.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve treatment options for patients with cancer.  NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications.

Exhibit 99.1

NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects of indoxmiod and NLG919 and any related trials and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Investor Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com

Media Contact:
Gina Nugent
The Yates Network
gina@theyatesnetwork.com